Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 24, 2009

to the Indenture

Dated as of January 1, 1997

between

EMPRESA NACIONAL DE ELECTRICIDAD S.A.

and

THE BANK OF NEW YORK MELLON

(as successor trustee to The Chase Manhattan Bank)

as Trustee

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 24, 2009 between EMPRESA NACIONAL DE ELECTRICIDAD S.A., a Chilean sociedad anónima abierta (hereinafter called the “Company”) and THE BANK OF NEW YORK MELLON, a New York banking corporation (as successor trustee to The Chase Manhattan Bank), as trustee (the “Trustee”) (the “First Supplemental Indenture”).

W I T N E S S E T H:

WHEREAS, there has previously been executed and delivered to the Trustee an Indenture dated as of January 1, 1997 between the Company, acting directly and through its Cayman Islands branch, and the Trustee (the “Original Indenture”), providing for the issuance of Securities in one or more series from time to time;

WHEREAS, the Company has caused its Cayman Islands branch to be terminated;

WHEREAS, the Company has issued five series (the “Series”) of notes (the “Securities”) under the Original Indenture which are currently outstanding, consisting of 8.350% notes due 2013, 8.625% notes due 2015, 7.875% notes due 2027, 7.325% notes due 2037 and 8.125% notes due 2097;

WHEREAS, Section 902 of the Original Indenture provides, among other things, that the Company and the Trustee, with the consent of Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture (the “Requisite Consents”), may enter into an indenture or indentures supplemental to the Original Indenture for the purpose of adding certain provisions to or changing in any manner or eliminating certain of the provisions of the Original Indenture or of modifying in any manner certain rights of the Holders of the Securities of each such series under the Original Indenture;

WHEREAS, the Requisite Consents have been obtained for each Series with respect to the proposed amendments to the Original Indenture that are set forth herein;

WHEREAS, in accordance with Section 902 of the Original Indenture, the Company desires, by this First Supplemental Indenture, to amend the Original Indenture as set forth herein;

WHEREAS, all acts and proceedings required by law, by the Original Indenture, by the Company and by the Trustee to constitute this First Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture has been in all respects duly authorized by the Company and the Trustee;

NOW, THEREFORE, in consideration of the foregoing, the Company and the Trustee hereby agree as follows:

1. Section 101 of the Original Indenture is hereby amended by inserting the following new defined term after the definition of “Cayman Islands”:

“Chilean Subsidiary” means a Subsidiary of the Company organized under the laws of the Republic.

2. The definition of “Significant Subsidiary” set forth in Section 101 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“Significant Subsidiary” means a Chilean Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming the Company is the registrant referred to in such definition, and applying for purposes of such determination the accounting principles from time to time applicable to the Company under the rules and regulations of the Superintendencia de Valores y Seguros (Chilean Securities and Insurance Commission) or any successor or other governmental authority of the Republic having authority to mandate the accounting principles that the Company may or shall use in preparation of its financial reports.

3. Section 501(4) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“(4) the Company or any Chilean Subsidiary shall default in the payment of principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding Indebtedness of the Company or any of its Chilean Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, having a principal amount exceeding US$30,000,000 (or its equivalent in any other currency), other than the Securities of that series, by the Company or any of its Chilean Subsidiaries, when the Indebtedness shall become due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or”

4. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indenture.

5. The Trustee accepts the amendment of the Original Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Original Indenture, as hereby amended.

6. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The

Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like effect as set forth in full herein.

7. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument and every Securityholder, whether heretofore or hereafter authenticated and delivered, shall be bound hereby. Notwithstanding anything herein to the contrary, to the extent there is any conflict between any provision of this First Supplemental Indenture and any provision of the Original Indenture, the terms of this First Supplemental Indenture shall prevail.

8. In case any one or more of the provisions contained in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute one and the same instrument.

10. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This First Supplemental Indenture is subject to, and conforms with, the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

11. This First Supplemental Indenture shall be effective as of July 24, 2009.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of July 24, 2009.

EMPRESA NACIONAL DE ELECTRICIDAD S.A.

By:	/s/ Manuel Irarrázaval A.
	Name:	Manuel Irarrázaval A.
	Title:	Chief Financial Officer

By:	/s/ Carlos Martín V.
	Name:	Carlos Martín V.
	Title:	General Counsel

THE BANK OF NEW YORK MELLON, as Trustee,

By:	/s/ Kevin F. Binnie
	Name:	Kevin F. Binnie
	Title:	Vice President